Exhibit 99.1

PRESS RELEASE	FSP Phoenix Tower Corp.
401 Edgewater Place • Suite 200 • Wakefield, Massachusetts 01880 • (781) 557-1300
Contact: Christine Villar: 781-557-1377

FOR IMMEDIATE RELEASE

FSP PHOENIX TOWER CORP. achieves LEED® GOLD cERTIFICATION for existing buildingS: operations & maintenance

IN HOUSTON, TEXAS

WAKEFIELD, MA – March 31, 2011 – FSP Phoenix Tower Corp. (the “Company”), a Delaware corporation formed to purchase, own and operate a 34-story, Class “A”, multi-tenant office building containing approximately 629,000 rentable square feet of space located in the Greenway Plaza submarket of Houston, Texas (the “Property”), announced today that the Property received LEED Gold Certification by the U.S. Green Building Council (“USGBC”) in the Leadership in Energy and Environmental Design for Existing Buildings: Operations & Maintenance (“LEED-EB: O&M”). The Property, known as Phoenix Tower, is located at 3200 Southwest Freeway, Houston, Texas.

LEED-EB: O&M is an internationally recognized rating system which provides third party verification on a building’s performance in five broad categories: sustainable site maintenance, water efficiency, energy and atmosphere, materials and resources and indoor environmental quality.

Phoenix Tower’s sustained commitment to environmental stewardship is evidenced by earning the EPA’s prestigious Energy Star label for the past 11 years. Hines Interests Limited Partnership (“Hines”), as property manager of Phoenix Tower, has managed the Energy Star effort over the years, implementing energy saving features which contributed to both LEED and Energy Star, including a fully automated building management system, high efficiency lamps and ballasts, and variable frequency drives (VFDs) on the rooftop cooling tower as well as on air handling units throughout the building.

“Owners of LEED certified buildings are seen as landlords that proactively maintain their properties” according to the Director of Leasing for Hines and leasing agent for the Property, Paula Bruns. “Tenants in today’s environment increasingly appreciate the benefits of and prefer being in a green building.”

The Property also reduced its environmental footprint by excelling in other LEED categories. Water conserving plumbing fixtures reduce water usage to more than 30% below the LEED-EB baseline case. Sustainable purchasing policies and a comprehensive recycling program significantly reduce the consumption of materials and resources. Property occupants enjoy enhanced indoor air quality through the use of MERV- 13 air filters and an extensive green cleaning program.

George J. Carter, President of the Company stated, “We are proud to have attained this important certification. We wish to thank Hines, the Property’s on-site manager and iOffice, our LEED consultant, as well as the tenants of Phoenix Tower, whose efforts made this achievement possible.”

FSP Property Management LLC participated in the effort to obtain Gold level certification under the LEED-EB: O&M rating system on behalf of the Company. FSP Property Management LLC, a subsidiary of Franklin Street Properties Corp., provides asset management, property management and property accounting services.

About FSP Phoenix Tower Corp.

FSP Phoenix Tower Corp. was organized as a Delaware corporation to purchase, own and operate the Property.  Franklin Street Properties Corp. holds the sole share of the Company’s common stock and also holds 48 shares of the Company’s 1,050 shares of preferred stock.  Between March 2006 and September 2006, FSP Investments LLC (member, FINRA and SIPC), a wholly-owned subsidiary of Franklin Street Properties Corp., completed the sale on a best efforts basis of shares of preferred stock in the Company.  FSP Investments LLC sold the preferred stock in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933. The Company operates in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes. The Company is a public reporting company and all of its filings with the United States Securities and Exchange Commission are available at www.sec.gov.

About Franklin Street Properties Corp. and FSP Property Management LLC

Franklin Street Properties Corp. (“Franklin Street”) (NYSE Amex: FSP), based in Wakefield, Massachusetts, is focused on achieving current income and long-term growth through investments in commercial properties.  Franklin Street operates in two business segments: real estate operations and investment banking/investment services.  The majority of Franklin Street’s property portfolio is suburban office buildings, with select investments in certain central business district properties.  FSP Investments LLC (member, FINRA and SIPC), a subsidiary of Franklin Street, is a real estate investment banking firm and a registered broker/dealer.  FSP Investments LLC generates brokerage commissions, loan origination fees, development services and other fees related to the organization of single-purpose entities that own real estate and the private placement of equity in those entities (“Sponsored REITs”). The Company is a Sponsored REIT. FSP Property Management LLC, a subsidiary of Franklin Street, provides asset management and property management services for Franklin Street’s portfolio of properties. FSP Property Management LLC also provides asset management, property management and property accounting services to Sponsored REITs. FSP Property Management LLC contributes revenue to Franklin Street from the property level fees that it receives from Sponsored REITs. As of December 31, 2010, the amount of space being managed by FSP Property Management LLC for both Franklin Street and Sponsored REITs was approximately 11.3 million square feet in 48 different properties. Franklin Street is a Maryland corporation that operates in a manner intended to qualify as a REIT for federal income tax purposes.  To learn more about Franklin Street please visit its website at www.franklinstreetproperties.com.

About Hines

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The firm’s historical and current portfolio of projects that are underway, completed, acquired and managed for third parties includes 1,119 properties representing more than 457 million square feet of office, residential, mixed-use, industrial, hotel, medical and sports facilities, as well as large, master-planned communities and land developments.  With offices in 100 cities in 17 countries, and controlled assets valued at approximately $23 billion, Hines is one of the largest real estate organizations in the world. Hines is also a world leader in sustainable real estate strategies, with extensive experience in LEED®, ENERGY STAR®, BREEAM, Haute Qualité Environnementale and DGNB green building rating systems.  Visit www.hines.com for more information.

About iOffice

iOffice is a Houston-based software company that gives facility and property managers a smarter way to manage their office buildings and space. The company helps its clients save money and time with intuitive, simple to use, and flexible solutions. iOffice offers three core products: a proprietary SaaS-based Integrated Workplace Management System (IWMS), Relocation Management, and LEED and Sustainability Consulting. iOffice provides facility solutions to over 900 customers in the United States, UK and Canada covering  a range of industries, including education, healthcare, retail, financial, energy and legal. For more information, visit www.iofficecorp.com.

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